Exhibit 99.1

Press Release April 21, 2008
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Record Sales and Earnings for First Quarter 2008

FORT WAYNE, INDIANA, April 21, 2008— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced first quarter 2008 net income of $143 million, or $0.72 per diluted share, reflecting the company’s recent two-for-one stock split ($1.44 per diluted share on a pre-split basis). Net income increased 40 percent and net sales more than doubled to $1.9 billion, compared to the first quarter of 2007. Comparing first quarter 2008 results to the fourth quarter of 2007, net income grew 46 percent and net sales increased 31 percent. First quarter 2008 results benefit from the company’s acquisitions of The Techs (July 2007) and OmniSource Corporation (October 2007). All per-share figures reflect the company’s two-for-one-stock split effective on March 19, 2008.

A major factor positively impacting the quarter results is a significant improvement in steel operations results. First quarter steel shipments of 1.6 million tons reflect increased sequential shipping volumes by all six steelmaking operations. Flat-rolled steel shipments from the Flat Roll Division and The Techs were particularly strong, together totaling 947,000 tons, an increase of 109,000 tons, or 13 percent, compared to the fourth quarter of 2007. Shipments by the four long-products steel mills increased 7 percent sequentially.

Another significant impact on the quarter’s increased net sales and earnings is OmniSource Corporation. OmniSource was accretive to first quarter earnings by approximately $0.09 per diluted share. During the quarter, OmniSource experienced very strong demand for recycled ferrous scrap, both from the Steel Dynamics mills and from other mini mills, integrated steel mills, and foundries. Its favorable inventory posture entering the quarter put OmniSource in a position to capitalize on high scrap demand during the first quarter.

“SDI’s first quarter results exceeded our March 11 earnings guidance of $0.625 to $0.65 per diluted share, primarily due to the continued strengthening in the quarter of the flat-roll steel market and the metals recycling business,” said Keith Busse, Chairman and CEO. “Prices for both flat-rolled steel and scrap climbed faster and higher than we had anticipated, accelerating the margin growth we had predicted for the second quarter. Current market conditions suggest that resource cost increases can be offset by surcharges and selling price adjustments resulting in growing margins.

“Our outlook for 2008 continues to be very positive,” Busse said. “Even with weakness in the U.S. economy, we continue to see strong demand for flat-rolled steels, due principally to constrained domestic supply, low steel inventories, and limited steel imports. Second quarter backlogs for structural steel, merchant bars, and SBQ remain strong due to relatively steady demand as well as limited import activity. Likewise, we expect our metals recycling business to continue to perform well during this period of high demand for ferrous and non-ferrous recycled resources and pricing above historical levels. As long as global steel demand remains high and global steel prices meet or exceed U.S. prices, we should expect that steel imports into the U.S. will remain at a low level especially in light of a weak dollar.

“The path that resource costs and product pricing will take in the second half of the year is uncertain, although we believe that second quarter as well as third quarter domestic market conditions will remain favorable, allowing us to adequately recover any increase in costs. As a result, our preliminary earnings estimate for the second quarter of 2008 is in a range of $0.80 to $0.90 per diluted share,” Busse said.

First Quarter 2008 Operating Segment Information

The following highlights first quarter 2008 results for each of SDI’s three primary operating segments.

Steel Operations. Steel Operations remain SDI’s largest segment, representing 58 percent of the company’s first quarter net sales. This segment includes five steel mills and related steel processing facilities, such as The Techs. The Techs galvanize steel sheet that is sourced primarily from third parties. Other steel products included in this segment are produced in SDI’s electric-arc-furnace mini mills. Some flat-rolled and SBQ steels that SDI produces are finished in SDI facilities, utilizing various value-adding processes.

First quarter 2008 Steel Operations shipments were 1.6 million tons on net sales of $1.3 billion. Based on tons shipped, including steel shipments made by The Techs, flat-rolled products accounted for 58 percent of first quarter steel segment shipments, 18 percent was structural steel shipments, 9 percent was engineered bars, 9 percent was merchant bars, and 5 percent was Steel of West Virginia shipments. Operating income for the steel segment was $240 million, or $148 per ton shipped, compared to $131 per ton in the fourth quarter. These figures exclude profit-sharing costs.

The first quarter’s average selling price per ton for Steel Operations was $782, an increase of $72 per ton from $710 in the fourth quarter of 2007 and an increase of $136 from the year-ago quarter. Compared to the fourth quarter of 2007, the strongest increases in selling values were in flat-rolled steel products. The average scrap cost per net ton charged increased $50 compared to the fourth quarter, and was $82 higher than in the first quarter of 2007.

Scrap and Scrap Substitute Operations. This segment now includes ferrous and non-ferrous metals recycling by OmniSource Corporation (processing and trading) and SDI’s Iron Dynamics scrap-substitute operation producing pig iron for use by the Flat Roll Division. The segment also includes expenses related to the Mesabi Nugget project, which is currently under construction. The segment’s net sales for first quarter 2008 were $804 million, representing 37 percent of SDI’s first quarter net sales. Operating income for this segment was $54 million, excluding profit-sharing costs.

The first quarter of 2008 is the first to include full-quarter results for OmniSource Corporation as a part of Steel Dynamics. OmniSource is now the principal reporting entity in this segment. Because SDI’s fourth quarter results for this segment included a partial quarter for OmniSource (following the purchase of OmniSource on October 26, 2007), a meaningful quarter-to-quarter comparison of scrap operations is not possible.

For the first quarter, total ferrous scrap shipments, including shipments to SDI’s Steel Operations, were 1.4 million tons and non-ferrous scrap shipments were 239 million pounds. During the first quarter, the company’s scrap operations supplied 464,000 tons of ferrous scrap to SDI’s steel operations, or approximately 34 percent of the tonnage of ferrous scrap purchased by our mills during the quarter.

Steel Fabrication Operations. Steel Fabrication Operations includes five New Millennium Building Systems fabricating plants that produce joists, trusses, and steel decking used in the construction of non-residential buildings. First quarter net sales were $79 million, or 4 percent of SDI’s first quarter net sales. Operating income for this segment was $4 million, or $54 per ton shipped, excluding profit-sharing costs. First quarter shipments totaled 69,000 tons at an average selling price of $1,145 per ton. First quarter shipping volume and average selling price per ton for New Millennium products declined from the prior quarter, due to seasonal weakening in demand and a slowdown in projects related to residential construction. The three plants that were acquired as a part of the Roanoke Electric Steel acquisition in 2006 have been reconfigured to provide an improved cost structure and to expand their capabilities.  Margins at these facilities were weak to non-existent as a result of reconstruction and sagging market demand.   All five plants are well positioned to become stronger competitors in their regions, capable of generating stronger margins with any improvement in building demand.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue growth, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Tuesday, April 22, 2008, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss first quarter results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:

www.steeldynamics.com

Dial-in information is available on our Web site. An audio replay of the Webcast and a downloadable podcast will be available from the SDI Web site. No telephone replay will be available.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2008	2007	2007

Net sales	$1,902,205	$865,674	$1,451,034
Costs of goods sold	1,554,896	649,271	1,196,776
Gross Profit	347,309	216,403	254,258

Selling, general, and administrative expenses	65,340	28,860	52,622
Profit sharing	18,507	15,258	17,963
Amortization of intangible assets	11,530	974	5,416

Operating income	251,932	171,311	178,257

Interest expense, net capitalized interest	29,807	7,246	26,370
Other income, net other expense	(7,806)	(715)	(4,705)

Income before income taxes	229,931	164,780	156,592

Income taxes	87,374	62,616	58,722

Net income	$142,557	$102,164	$97,870

Basic earnings per share	$.75	$.53	$.53

Weighted average common shares outstanding	189,039	192,632	186,314

Diluted earnings per share, including the effect of assumed conversions	$.72	$.50	$.50
Weighted average common shares and share equivalents outstanding	199,317	203,274	196,525

Dividends declared per share	$.10	$.075	$.075

Note:       All prior period share data has been adjusted to include the company’s two-for-one stock split effective March 19, 2008.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2008	2007	2007
Steel Operations*
Shipments (net tons)
Flat Roll Division	685,320	612,109	613,999
Structural and Rail Division	299,687	283,876	279,158
Engineered Bar Products	147,948	142,359	138,455
Division
Roanoke Bar Division	151,368	170,611	141,788
Steel of West Virginia	75,724	74,487	69,111
The Techs	262,011	—	224,186
	1,622,058	1,283,442	1,466,697
Intercompany	(130,685)	(120,897)	(122,039)
Net shipments	1,491,373	1,162,545	1,344,658

Average selling price per ton shipped	$782	$646	$710

Production (excludes The Techs)	1,372,364	1,250,387	1,242,136

Steel Fabrication Operations**
Shipments (net tons)	68,606	66,507	71,460
Intercompany	(273)	(1,784)	(761)
Net shipments	68,333	64,723	70,699

Average selling price per ton shipped	$1,145	$1,251	$1,339

Steel Scrap and Scrap Substitute***
Shipments (net tons)
Ferrous	1,391,382	34,841	833,779
Scrap substitute	67,994	63,393	61,427
Intercompany	(531,886)	(102,414)	(300,672)
Net shipments	927,490	(4,180)	594,534

Non-ferrous (pounds)	238,787,934	—	137,417,428

Other Operations****
Shipments (net tons)	48,841	33,113	33,961
Intercompany	(222)	—	(451)
Net shipments	48,619	33,113	33,510

*	Steel Operations include the company’s Flat Roll Division, Structural and Rail Division, Engineered Bar Products

Division, Roanoke Bar Division, Steel of West Virginia, and The Techs operations (acquired July 2007).

**	Steel Fabrication Operations include the company’s five joist and deck fabrication operations.

***

Steel Scrap and Scrap Substitute Operations include Iron Dynamics, the company’s previously existing five scrap procurement and processing locations, and most recently, OmniSource Corporation operations (acquired October 26, 2007).

****	Other Operations include Paragon Steel Enterprises and Dynamic Composites operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets
Cash and equivalents	$58,889	$28,486
Accounts receivable	899,916	714,123
Inventories	894,759	904,398
Deferred income taxes	11,456	10,427
Other current assets	62,522	38,795
Total current assets	1,927,542	1,696,229

Property, plant and equipment, net	1,720,276	1,652,097

Restricted cash	11,867	11,945

Intangible assets	488,436	514,547

Goodwill	518,759	510,983

Other assets	154,732	133,652
Total assets	$4,821,612	$4,519,453

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$494,701	$378,849
Income taxes payable	98,479	25,870
Accrued expenses	184,329	150,687
Accrued profit sharing	19,994	53,958
Senior secured revolving credit facility	147,000	239,000
Other current maturities of long-term debt	65,477	56,162
Total current liabilities	1,009,980	904,526

Long-term debt
Senior secured term A loan	552,100	481,250
7 3/8% senior notes due 2012	700,000	700,000
6¾% senior notes due 2015	500,000	500,000
4.0% convertible subordinated notes due 2012	37,250	37,250
Other long-term debt	16,085	16,183
Total long-term debt	1,805,435	1,734,683

Deferred income taxes	338,922	301,470

Minority interest	11,513	11,038

Other liabilities	39,705	38,540

Stockholders’ equity
Common stock	543	542
Treasury stock, at cost	(501,432)	(457,368)
Additional paid-in capital	562,847	553,805
Other accumulated comprehensive income (loss)	(1,761)	21
Retained earnings	1,555,860	1,432,196
Total stockholders’ equity	1,616,057	1,529,196
Total liabilities and stockholders’ equity	$4,821,612	$4,519,453

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2008	2007

Operating activities:
Net income	$142,557	$102,164

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,212	29,265
Equity-based compensation	3,929	2,269
Deferred income taxes	(973)	(321)
Minority interest	475	(381)
Changes in certain assets and liabilities:
Accounts receivable	(185,793)	(13,602)
Inventories	9,575	(56,901)
Accounts payable	114,515	77,341
Income taxes payable	72,608	54,850
Other working capital	3,491	(46,249)
Net cash provided by operating activities	213,596	148,435

Investing activities:
Purchases of property, plant and equipment	(93,764)	(53,929)
Purchase of securities	(20,373)	—
Other investing activities	1,329	(223)
Net cash used in investing activities	(112,808)	(54,152)

Financing activities:
Issuance of current and long-term debt	218,000	145,000
Repayment of current and long-term debt	(233,214)	(130,078)
Debt issuance costs	(1,946)	—
Issuance of common stock (net of expenses) and proceeds from exercise of stock options, including related tax effect	7,177	7,187
Purchase of treasury stock	(46,128)	(102,886)
Dividends paid	(14,274)	(14,547)
Net cash used in financing activities	(70,385)	(95,324)

Increase (decrease) in cash and equivalents	30,403	(1,041)
Cash and equivalents at beginning of period	28,486	29,373
Cash and equivalents at end of period	$58,889	$28,332

Supplemental disclosure of cash flow information:
Cash paid for interest	$11,385	$16,339
Cash paid for federal and state income taxes	$1,387	$468